Exhibit 10.2

LOCK UP AND CONSENT AGREEMENT

This Lock Up and Consent Agreement (the “Agreement”), dated as of December 18, 2006, is entered into and made by and among Protection One Alarm Monitoring, Inc. (“POAMI”), Integrated Alarm Services Group, Inc. (“IASG”) and each of the undersigned holders (each, a “Consenting Holder” and, together, the “Consenting Holders”) of the Old Notes (as defined below).

WHEREAS, IASG has issued $125,000,000 aggregate principal amount of 12% Senior Secured Notes due 2011 (the “Old Notes”), pursuant to an Indenture (the “Old Note Indenture”), dated as of November 16, 2004, by and among IASG, the guarantors named therein and Wells Fargo Bank, N.A., as trustee (the “Trustee”);

WHEREAS, IASG, POAMI and Protection One, Inc. (“POI”) are contemplating a merger transaction (the “Merger”) pursuant to which IASG would be merged with and into a new subsidiary of POI or POAMI;

WHEREAS, POAMI, IASG and the Consenting Holders are contemplating an offer to exchange the Old Notes for a new series of 12% Senior Secured Notes due 2011 of POAMI (the “New Notes”) (such offer to be known herein as the “Exchange Offer”);

WHEREAS, as part of the Exchange Offer, IASG will solicit consents to the terms of the Old Notes set forth in the Old Note Indenture to remove many of the restrictive covenants and events of default contained therein, among other modifications (the “Amendments”) and obtain the waiver of the holders of the Old Notes with respect to any existing defaults under the Old Notes and all related documents (the “Waiver,” and together with the Amendments, the “Consent Solicitation”);

WHEREAS, POAMI and the Consenting Holders have engaged in good faith negotiations with the objective of reaching an agreement with regard to the Exchange Offer and Consent Solicitation, the material terms of which are set forth on the term sheet annexed hereto as Exhibit A (the “Term Sheet”);

WHEREAS, to implement the transactions contemplated by the Term Sheet, POAMI and IASG intend to prepare and deliver an Offering Memorandum and Consent Solicitation Statement (the “Offering Memorandum”) with respect to the Exchange Offer and Consent Solicitation;

WHEREAS, each Consenting Holder is the beneficial owner and/or the investment adviser or manager for the beneficial owner (with the power to vote and dispose on behalf of such beneficial owner) of the aggregate principal amount of Old Notes (for each such party, the “Relevant Ownership”), in each case as set forth below each such Consenting Holder’s signature attached hereto;

WHEREAS, in connection with the Exchange Offer and Consent Solicitation, each Consenting Holder intends to exchange its Old Notes for New Notes pursuant to the Exchange Offer and consent to the Amendments and Waiver pursuant to the Consent

Solicitation, and POAMI and IASG desire to obtain the agreement of the Consenting Holders to participate in the Exchange Offer and Consent Solicitation.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, POAMI, IASG and the Consenting Holders agree as follows:

Section 1.               Voting.  Each Consenting Holder represents and warrants that, as of the date hereof, it is the legal owner, beneficial owner and/or the investment adviser or manager for the beneficial owner (with the power to vote and dispose on behalf of such beneficial owner) of such legal or beneficial owner’s Relevant Ownership and that there are no Old Notes of which it is the legal owner, beneficial owner and/or investment advisor or manager for such legal or beneficial owner which are not part of its Relevant Ownership.  Subject to the consummation of the Merger pursuant to terms and conditions that are substantially similar to that certain draft Agreement and Plan of Merger dated December 18, 2006, each Consenting Holder agrees for itself that it shall, in connection with the (i) Exchange Offer, tender its Old Notes in exchange for the New Notes, and (ii) Consent Solicitation, timely vote its Relevant Ownership and any other claims or interests that it holds to consent to the Amendments and the Waiver, subject, in each case, to the terms and conditions of the Exchange Offer, New Notes and Consent Solicitation being consistent with the Term Sheet in all respects.

Section 2.               Transmittal.  Each Consenting Holder agrees that it shall deliver to the depositary for the Exchange Offer and Consent Solicitation, no later than the fifth (5th) business day following the commencement of the Exchange Offer and Consent Solicitation, the form of consent and letter of transmittal to be provided by POAMI in connection with the Exchange Offer and Consent Solicitation together with any and all certificates representing the Old Notes owned by it.  Each Consenting Holder hereby agrees that POAMI has the right to publish and disclose in the Offering Memorandum to be delivered to holders of the Old Notes and any press releases issued in connection with the Exchange Offer and Consent Solicitation the identity of such Consenting Holder and the nature of its agreements, commitments, arrangements and understandings under this Agreement.

Section 3.               Restrictions on Transfer.  Each of the Consenting Holders hereby agrees that, for so long as this Agreement shall remain in effect, it shall not sell, transfer or assign all or any of its Relevant Ownerships or any option thereon or any right, interest (voting or otherwise) therein, unless the transferee agrees in writing to be bound by the terms of this Agreement by executing a counterpart signature page to this Agreement and the transferor promptly provides POAMI with a copy thereof.  Each of the Consenting Holders further agrees that it will not grant any proxies or powers of attorney with respect to the Old Notes, other than to the holder of record with respect to the matters contemplated hereby, deposit any Old Notes into a voting trust or enter into a voting agreement with respect to any Old Notes.

Section 4.               Further Acquisition of Old Notes.  This Agreement shall in no way be construed to preclude the Consenting Holders or any of their respective subsidiaries or affiliates from acquiring additional Old Notes.  However, any such additional Old Notes acquired by a Consenting Holder or any of their respective subsidiaries or affiliates shall automatically be deemed to be Relevant Ownerships and subject to the terms of this Agreement.  Upon the request of POAMI, each Consenting Holder shall provide an accurate and current written list of the Relevant Ownerships held by such Consenting Holder, and in any event shall provide such written list of the Relevant Ownerships on the second business day prior to the expected commencement of the Exchange Offer and Consent Solicitation.

Section 5.               Representations and Warranties.  Each of the Consenting Holders and POAMI represents and warrants to one another that the following statements are true, correct and complete as of the date hereof:

(a)           Power and Authority.  It has all requisite power and authority (including, but not limited to corporate, partnership or limited liability company power and authority) to enter into this Agreement, to carry out the transactions contemplated hereby and to perform its obligations hereunder.

(b)           Authorization.  The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or limited liability company action on its part.

(c)           No Conflicts.  The execution, delivery and performance of this Agreement does not and shall not: (i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries, (ii) violate its certificate or articles of incorporation, bylaws or other organizational documents or those of any of its subsidiaries; or (iii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party.

(d)           Governmental Consents.  The execution, delivery and performance by it of this Agreement do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body.

(e)           Binding Obligation.  This Agreement is a legally valid and binding obligation, enforceable in accordance with its terms.

Section 6.               Accredited Investors.  Each of the Consenting Holders understands and acknowledges that the New Notes have not been registered under the Securities Act of 1933 (the “Securities Act”) or any other applicable securities law, the New Notes are being offered for exchange in transactions not requiring registration under the Securities Act or any other securities laws, and none of the New Notes may be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act or any other applicable securities law, pursuant to an exemption therefrom or in a transaction not subject thereto.  Each of the Consenting Holders hereby further represents, warrants and acknowledges that (i) it is an “accredited investor” as such term is defined in Regulation D of the Securities Act, (ii) it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the Exchange Offer and the Consent Solicitation and (iii) it has received all information regarding POAMI, IASG, the terms of the contemplated merger transaction and the terms of the New Notes as such Consenting Holder deems necessary in order to evaluate the merits and risks of the Exchange Offer and the Consent Solicitation.

Section 7.               Brokers and Intermediaries.  No broker, investment banker, financial adviser or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Exchange Offer or Consent Solicitation contemplated hereby based upon arrangements made by or on behalf of such Consenting Holders.

Section 8.               Complete Agreement; Modification of Agreement.  This Agreement and the other agreements referenced herein constitute the complete agreement between the parties with respect to the subject matter hereof.  This Agreement may not be modified, altered, amended or supplemented except by an agreement in writing signed by POAMI and each of the Consenting Holders which are a signatory hereto.

Section 9.               Good Faith Negotiation of Documents.  Each party hereby further covenants and agrees to negotiate the documentation implementing the Exchange Offer and Consent Solicitation and any definitive documents relating thereto (including, but not limited to, the New Notes and a New Notes indenture) in good faith and, in any event, in all respects consistent with the Term Sheet.

Section 10.             Specific Performance.  It is understood and agreed by the parties that money damages would not be a sufficient remedy for any breach of this Agreement by any party and each non-breaching party shall be entitled to the remedy of specific performance and injunctive or other equitable relief, including attorneys’ fees and costs, as a remedy of any such breach, and each party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.

Section 11.             Assignment.  Except as set forth in Section 3, no rights or obligations of any party under this Agreement may be assigned or transferred to any other person or entity.

Section 12.             Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE.  By its execution and delivery of this Agreement, each of the parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in any court in the State of New York.  By execution and delivery of this Agreement, each of the parties hereto hereby irrevocably accepts and submits itself to the nonexclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit or proceeding.

Section 13.             Representation by Counsel.  Each party hereto acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would provide any party hereto with a defense to the enforcement of the terms of this Agreement against such party based upon lack of legal counsel shall have no application and is expressly waived.

Section 14.             Independent Due Diligence and Decision-Making.  Each of the Consenting Holders hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions and prospects of POAMI.  To the extent any materials or information have been furnished to it by POAMI or IASG, the undersigned hereby acknowledges that they have been provided for informational purposes only, without any representation or warranty.

Section 15.             Consideration.  It is hereby acknowledged by POAMI, IASG and each of the Consenting Holders that no cash consideration shall be due or paid to the Consenting Holders for their agreement to participate in the Exchange Offer and vote for the Amendments and Waiver in accordance with the terms and conditions of this Agreement and the Term Sheet.

Section 16.             Further Assurances.  From time to time, at POAMI’s or IASG’s request and without further consideration, each Consenting Holder shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 17.             Headings.  The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

Section 18.             Prior Negotiations.  This Agreement and the Term Sheet supersede all prior negotiations with respect to the subject matter hereof.

Section 19.             No Third Party Beneficiaries.  This Agreement shall be solely for the benefit of the parties hereto, including their permitted assigns, and no other person or entity shall be a third party beneficiary hereof.  Nothing in this Agreement, express or implied, shall give to any party or entity other than the parties any benefit or any legal or equitable right, remedy or claim under this Agreement.

Section 20.             Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and representatives.

Section 21.             Notices.

(a)           All notices hereunder to be served to POAMI shall be deemed given if in writing and delivered or sent by telecopy, courier or by registered or certified mail (return receipt requested) to the following addresses or telecopier numbers (or at such other addresses or telecopier numbers as shall be specified by like notice):

Protection One Alarm Monitoring, Inc.
1035 N. 3rd Street

Lawrence, KS 66044
Attn: Darius G. Nevin
Fax: (785) 856-9700

with copies to:

Protection One, Inc.
4221 W. John Carpenter Frwy.
Irving, TX 75063
Attn: J. Eric Griffin, Esq.
Fax: (972) 916-6195

and

Kirkland & Ellis LLP
200 E. Randolph Drive
Chicago, IL 60601
Attn: R. Scott Falk, P.C.
Fax: (312) 861-2200

and

Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, Illinois  60606
Attn: Edward S. Best
Fax: (312) 701-7711

(b)           All notices hereunder to be served to a Consenting Holder shall be deemed given if in writing and delivered or sent by courier or by registered or certified mail (return receipt requested) to the address for such Consenting Holder set forth below its signature hereto (or at such other addresses as shall be specified by like notice) and:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attn: Cristopher Greer
Fax: (212) 728-8111

Section 22.             Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall, collectively and separately, constitute one and the same agreement.

Section 23.             Termination.  This Agreement shall terminate in all respects on the earlier to occur of May 31, 2007, and the date of consummation or abandonment of the Merger or termination of the Merger Agreement (the “Termination Date”), and shall have no further force or effect after the Termination Date; provided, however, that such Termination Date may be extended upon the written agreement of POAMI, IASG and Consenting Holders of 66% of the aggregate principal amount of the Old Notes, and all Consenting Holders shall be bound by this Agreement as so extended.

*     *     *     *     *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PROTECTION ONE ALARM MONITORING, INC.

By:	/s/ Darius G. Nevin
Its:	Executive VP and CFO

INTEGRATED ALARM SERVICES GROUP, INC.

By:	/s/ Charles T. May
Its:	Chief Executive Officer

HOLDERS OF RELEVANT OWNERSHIP:

GREYWOLF HIGH YIELD MASTERS FUND
GREYWOLF CAPITAL PARTNERS II LP
GREYWOLF CAPITAL PARTNERS LP

By:	GREYWOLF CAPITAL MANAGEMENT LP, as Investment Manager

By:	/s/ Michelle Lynd
	Name:	Michelle Lynd
	Title:	Authorized Signatory

Aggregate Principal Amount of Old Notes: $37,925,000

Address for Notices:

87 Graham Street, Suite 140 San Francisco, CA 94129-1722

GLENVIEW CAPITAL PARTNERS, LP
GLENVIEW INSTITUTIONAL PARTNERS, LP
GLENVIEW CAPITAL MASTER FUND, LTD
GCM LITTLE ARBOR PARTNERS, LP
GCM LITTLE ARBOR INSTITUTIONAL PARTNERS, LP
GCM LITTLE ARBOR MASTER FUND, LTD

By:	/s/ Larry Robbins
	Name:	Larry Robbins
	Title:	CEO, Glenview Capital
Management, LLC

Aggregate Principal Amount of Old Notes: $29,500,000

Address for Notices:

767 Fifth Avenue, 44th Floor New York, NY 10153

CASPIAN CAPITAL PARTNERS, L.P. MARINER OPPORTUNITIES FUND, LP MARINER LDC MARINER VOYAGER MASTER FUND, LTD

By:	MARINER INVESTMENT GROUP, INC., as Investment Advisor

By:	/s/ Adam S. Cohen
	Name:	Adam S. Cohen
	Title:	Principal

Aggregate Principal Amount of Old Notes of All Entities Listed on this Page: $18,500,000

Address for Notices of All Entities Listed on this Page:

500 Mamaroneck Avenue, Suite 101 Harrison, NY 10528

RIVA RIDGE MASTER FUND, LTD. MARINER LDC

By:	RIVA RIDGE CAPITAL MANAGEMENT LP, as Investment Manager

By:	RIVA RIDGE GP LLC, GP to the Investment Manager

By:	/s/ Stephen Golden
	Name:	Stephen Golden
	Title:	Managing Member

Aggregate Principal Amount of Old Notes: $12,920,000

Address for Notices:

55 Fifth Avenue, 18th Floor New York, NY 10003

REDWOOD MASTER FUND, LTD.

By:	/s/ Jonathan Kolatch
	Name:	Jonathan Kolatch
	Title:	Director

Aggregate Principal Amount of Old Notes: $8,000,000

Address for Notices

910 Sylvan Avenue Englewood Cliffs, NJ 07632

EXHIBIT A

PROTECTION ONE, INC.
INTEGRATED ALARM SERVICES GROUP, INC.

EXCHANGE OFFER TERM SHEET FOR IASG 12% SENIOR SECURED NOTES

This term sheet is a confidential proposal made to certain holders of the 12% Senior Secured Notes of Integrated Alarm Services Group, Inc. (“IASG”) listed on Schedule A hereto, acting in their capacity as bondholders, that describes the principal terms and conditions of a proposed exchange offer for such existing 12% Senior Secured Notes.  The terms and conditions outlined in this term sheet are not intended to be all-inclusive, but rather set forth a general framework from which a mutually satisfactory exchange offer may be structured.  The actual terms and conditions are subject to, among other things, requisite approvals and satisfactory preparation and review of documentation.  This term sheet supersedes any prior oral or written agreements, proposals or understandings with respect to the matters described herein.  The parties agree that the actual indenture may require customary changes to the terms thereof in addition to those set forth below, provided that no such changes shall affect the covenants, related definitions or other economic terms without the consent of the bondholders.

*              *              *              *

I.                 Comparison of Terms of Existing Notes and New Notes

	Existing Indenture	Proposed Indenture
Issuer:	Integrated Alarm Services Group, Inc.	Protection One Alarm Monitoring, Inc. (“POAMI”)
Issue:	Senior Secured Notes (the “Existing Notes”)	New Senior Secured Notes (the “New Notes”)
Principal Amount:	$125 million	Based upon principal amount exchanged (on a par-for-par basis)
Maturity Date:	November 15, 2011	Same
Interest Rate:	12% per annum (currently 13% due to non-registration), payable semi-annually in cash on May 15 and November 15	Initially 13% per annum due to non-registration, subject to reduction to 12% upon consummation of an exchange of the New Notes as described below under “Registration Rights”

Ranking:	The Existing Notes are senior secured obligations of IASG.

The New Notes will be pari passu in right of payment to POI/POAMI’s senior secured term loan and revolving credit facility and senior to POAMI’s 8-1/8% subordinated notes (the “8-1/8% Notes”).  The New Notes will be secured by a second priority lien on POAMI’s assets, subject to an intercreditor agreement reasonably acceptable to all parties.  The intercreditor provisions in such agreement shall provide, among other things, that (i) the lenders (the “Senior Lienholders”) under the POI/POAMI senior secured term loan and revolving credit facility (the “Bank Debt”) will have an absolute block on the ability of the holders of the New Notes (the “Second-Lien Lenders”) to exercise lien-related remedies during a period of 180 days following notice to the agent for the Senior Lienholders, (ii) the Second-Lien Lenders will not object to the Senior Lienholders’ liens, (iii) the Second-Lien Lenders will not object to a “debtor-in-possession” financing below $50mm, which preserves the priority of the Second-Lien Lenders in the collateral securing the New Notes relative to the Senior Lienholders and (iv) the Second-Lien Lenders will not object to the Senior Lienholders’ adequate protection, subject to customary protections granted to the Second-Lien Lenders.

In the event that the exchange offer described under “Registration Rights” below has occurred and Rule 3-10 or Rule 3-16 of Regulation S-X would require the filing with the SEC of separate financial statements of any subsidiary due to such subsidiary’s capital stock being pledged as collateral for the New Notes as so exchanged, such capital stock shall be automatically deemed to not be part of the collateral (but only to the extent necessary to not be subject to such requirement), it being understood that, upon any change to the assets of POAMI or such subsidiary, or any change in such rules that results in such separate financial statements not being required to be filed, such capital stock (or any portion thereof) shall be included as part of the collateral, to the extent such inclusion would not trigger such reporting requirement.

Redemption:	Optional redemption by IASG pursuant to the redemption schedule contained in the Existing Notes.	Same redemption schedule, including make-whole provision.
Registration Rights:

Registration rights pursuant to the Registration Rights Agreement, dated as of November 16, 2004, by and among IASG, the guarantors named therein, and Morgan Joseph & Co. Inc. and Wells Fargo Securities, LLC, as representatives of the several purchasers named therein.

POAMI will use its reasonable best efforts to register the New Notes, it being understood that the consequence of not registering the New Notes is that the interest rate shall not be reduced to 12% during the period of non-registration.

Guarantors:	Subsidiaries of IASG identified in the Existing Notes.	Subsidiaries of POAMI that guarantee the Bank Debt or the 8-1/8% Notes; Protection One, Inc. (“POI”) and IASG.
Covenants:

The Existing Notes contain certain covenants typically found in high yield note obligations, including, but not limited to, a change of control put, optional redemption, limitations on indebtedness, mergers, transactions with affiliates and restricted payments.

The New Notes will contain certain covenants found in the Existing Notes and certain revised covenants detailed below.  Covenants will apply to a restricted group consisting of POI and all of its subsidiaries, including POAMI and IASG, and will generally permit transactions within this restricted group.  Covenants to be included in the New Notes shall include, without limitation:

—Section 4.01 (Payment of Notes).  Same.

—Section 4.02 (Maintenance of Office or Agency).  Same.

—Revised Section 4.03 (Commission Reports).   For so long as POI is reporting consolidated financials with the SEC that are compliant with the Exchange Act, no separate reporting shall be required for POI’s subsidiaries.  The covenant shall also require POI/POAMI to timely file reports with the SEC and deliver the same to their bondholders/trustee.

—Section 4.04 (Compliance Certificate).  Same.

—Section 4.05 (Taxes). Same.

—Section 4.06 (Stay, Extension and Usury Laws).  Same.

—Revised Section 4.07 (Limitation on Indebtedness).  Interest coverage ratio to be reduced to 2.25:1.0 and related definitions (e.g., coverage ratio, EBITDA and interest expense; provided, however, that EBITDA shall not include nonrecurring, unusual and extraordinary items and gains and losses on asset sales, and the coverage ratio calculation shall limit pro forma calculations to that which is permitted under Regulation S-X; and provided, further, that interest expense shall exclude any amortization of debt discounts created through purchase accounting adjustments in respect of existing discounted debt) to be conformed to those found in indenture for 8-1/8% Notes.  Senior credit facility basket to be $375mm, plus an amount  (not to exceed $15mm) sufficient to repurchase all outstanding Existing Notes not tendered in the exchange offer, and other permitted indebtedness exceptions to be conformed to those found in indenture for 8-1/8% Notes (e.g., $75mm unsecured hell or high water basket, $25mm capital expenditures basket (of which up to $15mm may be secured), refinancing indebtedness basket, etc.).

—Revised Section 4.08 (Restricted Payments).  Covenant and related definitions to be conformed to those found in indenture for 8-1/8% Notes.  The restricted payment basket will grow beginning with the first full quarter ended after the consummation of the exchange offer, plus $5mm (provided that such $5mm shall not be available to pay dividends).  Refinancing the 8-1/8% Notes with unsecured senior or subordinated indebtedness shall be carved out from the restricted payment covenant.

—Section 4.09 (Limitation on Liens).  Revised covenant to include additional carevouts for (i) any interest or title of a lessor, licensor or sublicensor under any lease, license or sublicense entered into by POI/POAMI/IASG in the ordinary course of business, (ii) liens securing indebtedness in an amount of not more than $5mm and (iii) first priority liens under the POI/POAMI senior secured term loan and revolving credit facility.

—Section 4.10 (Repurchase Offer Following

Excess Retail Attrition).  Shall be deleted.

—Revised Section 4.11 (Limitation on Asset Sales).  Covenant and related definitions to be conformed to those found in indenture for 8-1/8% Notes (75% cash consideration for asset sales; mandatory offer to repurchase if excess proceeds at least $10mm).  Revised covenant shall also permit transfers of assets among POI, IASG, POAMI and their subsidiaries.

—Revised Section 4.12 (Limitation on Restrictions on Distributions from Restricted Subsidiaries).  Same.

—Revised Section 4.13 (Limitation on Transactions with Affiliates).  Covenant to be revised to require (i) Board approval if affiliate transaction in excess of $5mm (vs. $2mm in Existing Notes indenture) and (ii) Board approval and fairness opinion if affiliate transaction in excess of $15mm (vs. $5mm in Existing Notes indenture).  There shall also be a carveout for transactions among POI, POAMI, IASG and their subsidiaries.

—Section 4.14 (Limitation on Purchases of Retail Alarm Monitoring Contracts Following Certain Events).  Shall be deleted.

—Section 4.15 (Limitation on Issuances and Sales of Equity Interests in Restricted Subsidiaries).  Same.

—Section 4.16 (Additional Subsidiary Guarantees).  Same.

—Section 4.17 (Business Activities).  Same.

—Section 4.18 (Payments for Consent).  Same.

—Revised Section 4.19 (Repurchase at the Option of Holders Upon a Change of Control). Covenant and related definitions to be conformed to those found in the indenture for 8-1/8% Notes.

—Revised Section 5.01 (Merger, Consolidation or Sale of Assets).  Covenant to be revised to delete the Consolidated Net Worth Test.

Remaining terms to stay the same.

*              *              *              *

Schedule A

Name of Bondholder	Aggregate Principal Amount of Old Notes Held
GREYWOLF HIGH YIELD MASTER FUND	$37,925,000
GREYWOLF CAPITAL PARTNERS II LP
GREYWOLF CAPITAL OVERSEAS FUND
GLENVIEW CAPITAL PARTNERS LP	$29,500,000
GLENVIEW INSTITUTIONAL PARTNERS LP
GLENVIEW CAPITAL MASTER FUND LTD
GCM LITTLE ARBOR PARTNERS LP
GCM LITTLE ARBOR INSTITUTIONAL PARTNERS LP
GCM LITTLE ARBOR MASTER FUND LTD
CASPIAN CAPITAL PARTNERS, L.P.	$18,500,000
MARINER LDC
MARINER OPPORTUNITIES FUND, LP
MARINER VOYAGER MASTER FUND, LTD
RIVA RIDGE MASTER FUND, LTD.	$12,920,000
REDWOOD MASTER FUND, LTD.	$8,000,000
TOTAL	$106,845,000.00